Exhibit 99.1
ATHENS BANCSHARES CORPORATION REPORTS RESULTS FOR THE QUARTER ENDED MARCH 31, 2010
Athens, Tennessee May 5, 2010, Athens Bancshares Corporation (NASDAQ: AFCB — news) (the “Company”), the holding company for Athens Federal Community Bank (the “Bank”), today reported a net loss of ($406,000) or ($0.15) per share for the quarter ended March 31, 2010, compared to net income of $501,000 for the same period in 2009. The net loss resulted primarily from a $1.1 million charitable contribution to the charitable foundation formed by the Bank in connection with its recent conversion to the stock form of organization.
On January 6, 2010, the Bank converted from a mutual savings bank to a stock savings bank and became the wholly owned subsidiary of the Company. In the conversion, the Company sold an aggregate of 2,677,250 shares of common stock at a price of $10.00 per share to depositors of the Bank. In addition, in connection with the conversion, the Bank formed the Athens Federal Foundation, to which the Company contributed an additional 100,000 shares of common stock (valued at $10.00 per share) and $100,000 in cash. Because the Bank’s conversion and the Company’s stock offering were consummated on January 6, 2010, the Company was not an operating company at December 31, 2009. As a result, the information presented for 2009 is on a consolidated basis for the Bank only.
Net interest income after provision for loan losses increased $22,000 for the period ended March 31, 2010 as compared to the same period for 2009. Interest income decreased $236,000 when comparing the two periods as the average yield on interest earning assets decreased from 6.49% during the period ending March 31, 2009 to 5.60% for 2010, which more than offset the increase in average interest earning assets from $234 million for the quarter ended March 31, 2009 to $254 million for the same period in 2010. While average loan balances decreased $4.5 million when comparing the two periods, short term investments and other interest earning assets increased primarily due to funds received from the mutual to stock conversion completed in January 2010. Interest expense decreased $397,000 as the average cost of interest bearing liabilities decreased from 2.88% to 2.16% when comparing the same two periods while the average balance of interest bearing liabilities also decreased $2.4 million from $215.9 million to $213.5 million. The provision for loan losses increased $140,000 from $70,000 for the quarter ended March 31, 2009 to $210,000 for the same period in 2010 primarily due to an increase in classified loans and decline in overall economic conditions.
Non-interest income decreased $273,000 for the period ended March 31, 2010 compared to the same period in 2009. The decrease was primarily due to a decrease in income related to the sale of mortgage loans on the secondary market.
Non-interest expense increased $1.3 million for the period ended March 31, 2010 as compared to the same period for 2009. The primary reason for the increase was the contribution of $1.1 million in stock and cash to the Athens Federal Foundation.
The income tax benefit for the period ending March 31, 2010 was ($310,000) as compared to an income tax expense of $287,000 for the same period in 2009. The primary reason for the change was the tax benefit received from the contribution to the Athens Federal Foundation.

Total assets at March 31, 2010 were $275.3 million compared to $276.5 million at December 31, 2009. The Bank was considered well-capitalized under applicable federal regulatory capital guidelines at March 31, 2010.
This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company’s current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as “expects”, “believes”, “anticipates”, “intends” and similar expressions.
Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.
Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.
ATHENS BANCSHARES CORPORATION AND SUBSIDIARY
CONSOLIDATED FINANCIAL HIGHLIGHTS
(UNAUDITED — DOLLARS IN THOUSANDS)

	THREE MONTHS ENDED
	MARCH 31,
	2010	2009

OPERATING DATA:
Total interest income	$3,556	$3,792
Total interest expense	1,155	1,553

Net interest income	2,401	2,239
Provision for loan losses	210	70

Net interest income after provision for loan losses	2,191	2,169

Total non-interest income	944	1,217
Total non-interest expense	3,851	2,598

Income (loss) before income taxes	(716)	788
Income tax expense (benefit)	(310)	287

Net income (loss)	$(406)	$501

Performance ratios (three-month data annualized):
Return on average assets	(0.60%)	0.79%
Return on average equity	(3.49)	8.13
Interest rate spread	3.44	3.61
Net interest margin	3.78	3.83

	AS OF	AS OF
	MARCH 31, 2010	DECEMBER 31, 2009
FINANCIAL CONDITION DATA:
Total Assets	$275,339	$276,458
Gross loans	197,537	194,817
Allowance for loan losses	3,003	3,413
Deposits	202,794	236,064
Securities sold under agreements to repurchase	11,333	899
Total liabilities	225,626	250,736
Total equity	49,713	25,722

Non-performing assets:
Nonaccrual loans	$985	$1,996
Accruing loans past due 90 days	8	16
Foreclosed real estate	1,236	780
Other non-performing assets	1	10

Asset quality ratios:
Allowance for loan losses as a percent of total gross loans	1.52%	1.75%
Allowance for loan losses as a percent of non-performing loans	302.42%	169.54%
Non-performing loans as a percent of total loans	0.50%	1.03%
Nonperforming loans as a percent of total assets	0.36%	0.73%

Regulatory Capital ratios (Bank only):
Total capital (to risk-weighted assets)	21.1%	15.3%
Tier 1 capital (to risk-weighted assets)	19.9	14.1
Tier 1 capital (to adjusted total assets)	13.1	9.1
Tangible equity (to adjusted total assets)	13.1	9.1
CONTACT:	Athens Bancshares Corporation Jeffrey L. Cunningham President and CEO 423-745-1111